Exhibit 99.1

News Release

For Immediate Release February 19, 2014	For Further Information, Contact: George Lancaster, Hines 713/966-7848 George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES

OUTDOOR RETAIL CENTER IN TEXAS

(SAN ANTONIO) - Hines, the international real estate firm, announced today that Hines Global REIT, Inc. has acquired Thomas Land & Development's retail interest in the The Rim, the largest outdoor retail center in the state of Texas, located in San Antonio.
The Rim is a 1,812,492-square-foot, outdoor retail center that is situated at the corner of the Interstate 10 and Highway 1604 in Northwest San Antonio, one of the fastest growing areas in the city. Phases one through four of the complex were completed between 2006 and 2008, and phase five is scheduled to be complete by December 31, 2015.
Hines Global REIT acquired 796,445 square feet of the The Rim, which is currently 99.5 percent leased to a number of well-known tenants, including: Nordstrom Rack; Saks Off 5th; Dick’s Sporting Goods; Best Buy; JC Penny; and TJ Maxx. Hines Global REIT also acquired rights to 259,656 square feet currently under construction and expected to be completed by December 31, 2014 and the right to purchase an additional 97,000 square feet expected to be constructed by December 31, 2015.
Excluded from the sale are parcels that are separately owned by Bass Pro Shops, Lowe’s, Target, Santikos Palladium Theatres and other outparcel tenants, which comprise 647,174 square feet.
Eastdil Secured represented the seller, Georgia-based Thomas Land & Development, in negotiations. Hines’ Southwest Regional Office will manage the property.
Sherri Schugart, President and Chief Executive Officer of Hines Global REIT stated, “We were attracted to this property due to the desirable location in one of the strongest growth markets in the U.S. The strong tenant base which has historically exceeded 98 percent occupancy since opening in 2006 proves it's one of the best centers in Texas.”
Hines Managing Director Kenton McKeehan added, “The Rim is the fourth retail asset acquired by Hines Global REIT and is the largest to date. This acquisition is a great accomplishment and a great addition to our quality portfolio of retail centers. We are grateful to Thomas Land & Development and Eastdil for their efforts in bringing this transaction to a close.”
Hines Global REIT is a public, non-listed real estate investment trust sponsored by Hines that owns interests in 39 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years. With offices in 70 cities across the United States and 18 international countries, and controlled assets valued at approximately $25.2 billion as of June 30, 2013, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.